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                                   EXHIBIT 5.1

                           [FOLEY HOAG LLP LETTERHEAD]

November 15, 2002


Progress Software Corporation
14 Oak Park
Bedford, MA 01730

Ladies and Gentlemen:

         We have acted as counsel for Progress Software Corporation, a Massachusetts corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering by the Company of up to an aggregate of 3,000,000 shares (the "Shares") of its common stock, $.01 par value ("Common Stock"), issuable under awards granted subsequent to the date hereof pursuant to the Progress Software Corporation 2002 Nonqualified Stock Plan (the "Plan").

In arriving at the opinions expressed below, we have examined and relied on the following documents:

         (i)      the Registration Statement;

         (ii)     the Plan;

         (iii) the Restated Articles of Organization of the Company, as amended as of the date hereof;

         (iv) the By-Laws of the Company, as amended as of the date hereof; and

         (v) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

         We express no opinion other than as to the laws of The Commonwealth of Massachusetts.

         Based upon the foregoing, it is our opinion that:

         1. The Company has corporate power adequate for the issuance of the Shares in accordance with the Registration Statement.

         2. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.

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         3.       When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the awards relating thereto and the Plan, the Shares will be legally issued, fully paid and non-assessable.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm under the caption, "Interests of Named Experts and Counsel." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                           Very truly yours,

                                           FOLEY HOAG LLP


                                           By: /s/ Alexander H. Pyle
                                               ---------------------------------
                                               a Partner